Exhibit 2.3

PURCHASE AND SALE AGREEMENT

by and between

ELDORADO RESORTS, INC.,

a Nevada corporation

and

VICI PROPERTIES L.P.,

a Delaware limited partnership

Harrah’s Laughlin

2900 South Casino Drive

Laughlin, Nevada 89029

Effective Date: September 26, 2019

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) made as of September 26, 2019 (the “Effective Date”) by and between ELDORADO RESORTS, INC., a Nevada corporation (“Eldorado”), having an office at 100 West Liberty Street, Suite 1150, Reno, Nevada 89501, and VICI PROPERTIES L.P., a Delaware limited partnership (“Buyer”), having an office at c/o VICI Properties Inc., 430 Park Avenue, 8th Floor, New York, New York 10022.

W I T N E S S E T H:

WHEREAS, Harrah’s Laughlin, LLC, a Nevada limited liability company (“Seller”), owns the fee estate in that certain parcel of real property and the buildings and other improvements constructed thereon commonly known as “Harrah’s Laughlin Hotel and Casino”, having an address of 2900 South Casino Drive, Laughlin, Nevada 89029, as more particularly bounded and described in Exhibit A annexed hereto and made a part hereof.

WHEREAS, Eldorado is acquiring an indirect ownership interest in Seller pursuant to that certain Agreement and Plan of Merger dated as of June 24, 2019, by and among Eldorado, CEC, and Colt Merger Sub, Inc. (the “Merger Agreement”).

WHEREAS, Buyer, subject to and upon the terms and conditions hereof, desires to acquire an indirect ownership interest in the Property (as hereinafter defined) via the purchase of the membership interests in New Property Owner (as hereinafter defined) immediately following the consummation of the transactions contemplated in the Merger Agreement.

WHEREAS, as an initial step to effectuate such transaction, immediately following the closing of the merger to be effectuated pursuant to the Merger Agreement, Eldorado intends to cause Seller (i) to form a subsidiary pursuant to the terms, conditions and provisions set forth in this Agreement and (ii) to convey Seller’s fee estate in such parcel of real property and the buildings and other improvements constructed thereon to such subsidiary.

WHEREAS, as a secondary step to effectuate such transaction, Eldorado intends to cause Seller to sell and convey and Buyer desires to purchase and acquire all of the equity in such to be formed subsidiary of Seller, on the terms, conditions and provisions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, intending to be legally bound, the parties hereto do hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

SECTION 1.1.    Definitions. In addition to terms defined elsewhere in this Agreement, as used herein, the following terms shall have the following meanings:

“Additional Diligence Materials” shall have the meaning given in Section 4.1(a).

“Affiliate” shall mean with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Amended Non-CPLV Lease” shall mean the Original Non-CPLV Lease as amended by the Non-CPLV Lease Amendment.

“Buildings” shall mean all buildings, structures and other improvements and fixtures located on the Land, collectively.

“Business Day” shall mean any day other than Saturday, Sunday, any Federal holiday, or any holiday in the State in which the Property is located. If any period expires or action is to be taken on a day which is not a Business Day, the time frame for the same shall be extended until the next Business Day.

“Buyer” shall have the meaning given in the introductory paragraph.

“Buyer Liquidated Damages Amount” shall have the meaning given in Section 9.2.

“Buyer Parties” shall mean Buyer and any other Affiliate of Buyer that is a party to a Closing Document.

“Buyer’s Warranties” shall mean, collectively, Buyer’s representations and warranties set forth in Section 7.1.

“Call Right Agreement” shall mean that certain Call Right Agreement (Harrah’s Laughlin), dated October 6, 2017, between VICI and CEC.

“Casualty/Condemnation Proceeds” shall have the meaning given in Section 10.2.

“Casualty Notice Date” shall have the meaning given in Section 10.1.

“CEC” shall mean Caesars Entertainment Corporation, a Delaware corporation.

“CEOC” shall mean CEOC, LLC, a Delaware limited liability company.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§9601 et seq., as amended by SARA (Superfund Amendment and Reauthorization Act of 1986) and as the same may be further amended from time to time.

“Clark County Real Estate Records” shall mean the official records of the County Recorder of Clark County, Nevada.

“Closing” shall mean the closing of the Transaction.

“Closing Date” shall mean the day on which the transactions contemplated by this Agreement are consummated.

“Closing Documents” shall mean all documents executed and delivered by Buyer, Eldorado, Seller or their respective Affiliates as required by Section 6.2 and Section 6.3 or as otherwise executed and delivered by Buyer, Eldorado or Seller or their respective Affiliates as part of Closing.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Contracts” shall mean all contracts and agreements, including brokerage agreements, licensing agreements, marketing agreements, design contracts, construction contracts, service and maintenance contracts and agreements, relating to the Property, together with any extensions, renewals, replacements or modifications of any of the foregoing; provided that the term “Contracts” does not include Leases.

“Control” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, partnership interests or any other equity interests or by contract, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Deed” shall have the meaning given in Section 6.2(a).

“Development Rights” shall have the meaning given in the definition of “Intangible Property”.

“Due Diligence Period” shall have the meaning given in Section 4.1(a).

“Eldorado” shall have the meaning given in the introductory paragraph.

“Eldorado Liquidated Damages Amount” shall have the meaning given in Section 9.1.

“Eldorado’s Knowledge” or words of similar import (other than “Knowledge of Eldorado”) shall refer to the current actual knowledge (without any duty of investigation) of Tom Reeg, Anthony Carano, Bret Yunker, Stephanie Lepori and/or Ed Quatmann.

“Eldorado’s NPO Warranties” shall mean, collectively, Eldorado’s representations and warranties set forth in Sections 7.2(p) and (q).

“Eldorado’s Warranties” shall mean, collectively, Eldorado’s representations and warranties set forth in Section 7.2.

“Environmental Reports” shall mean any Phase I Environmental Site Assessments and other environmental reports that have been made available to or obtained by Buyer or its Affiliates, in any such case, no later than ten (10) days prior to the end of the Due Diligence Period.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“Escrow Agent” shall mean Chicago Title Insurance Company, Attn: Joe Benlevi, E-Mail: joe.benlevi@ctt.com, Tel: (212) 880-1304.

“Existing Survey” shall mean that certain ALTA/NSPS Land Title Survey dated May 8, 2018 by Blew & Associates, Inc., Job Number 18-1018.

“Fixtures” shall mean all equipment, machinery, fixtures and other items of property, including all components thereof, that are now or hereafter (a) located in or on, or used in connection with, and (b) permanently affixed to or otherwise incorporated into the Land and/or the buildings and other improvements located on the Land. Notwithstanding the foregoing, Fixtures shall not include any Gaming Equipment.

“Gaming” shall mean to deal, operate, carry on, conduct, maintain or expose for play any game as defined under any Gaming Law, or to operate an inter-casino linked system, as defined under any Gaming Law.

“Gaming Authorities” shall mean, collectively, (i) the Nevada Gaming Commission, (ii) the Nevada State Gaming Control Board, (iii) the Clark County Liquor and Gaming Licensing Board, and (iv) any other governmental entity that holds regulatory, licensing or permit authority over gambling, gaming or casino activities conducted or proposed to be conducted within the State of Nevada.

“Gaming Equipment” shall mean any and all gaming devices (as defined in the Nevada Gaming Laws), gaming device parts inventory and other related gaming equipment and supplies used in connection with the operation of a casino, including, without limitation, slot machines (as defined in the Nevada Gaming Laws), gaming tables, cards, dice, chips, tokens, player tracking systems, cashless wagering systems (as defined in the Nevada Gaming Laws), electronic betting systems, mobile gaming systems (as defined in the Nevada Gaming Laws), interactive gaming systems (as defined in the Nevada Gaming Laws), inter-casino linked systems (as defined in the Nevada Gaming Laws), on-line slot metering systems (as defined in the Nevada Gaming Laws), and associated equipment (as defined in the Nevada Gaming Laws), together with all improvements and/or additions thereto.

“Gaming Facility” shall mean any premises wherein or whereon any Gaming takes place.

“Gaming Law” shall mean any and all laws, statutes, ordinances, rules, regulations, policies, orders, codes, decrees or judgments, and Gaming License conditions or restrictions, as amended from time to time, now or hereafter in effect or promulgated, pertaining to the operation, control, maintenance, alteration, modification or capital improvement of a Gaming Facility or the conduct of a person or entity holding a Gaming License, including, without limitation, any Nevada Gaming Laws and any requirements imposed by a regulatory agency, commission, board or other governmental body pursuant to the jurisdiction and authority granted to it under applicable law, and all other rules, regulations, orders, ordinances and legal requirements of any Gaming Authority.

“Gaming License(s)” shall mean any license, qualification, registration, accreditation, permit, approval, finding of suitability or other authorization that is both (a) issued by a state or other governmental regulatory agency or gaming regulatory body, including, without limitation, a Gaming Authority, and (b) required to operate, carry on or conduct any gaming, gaming device, slot machine, video lottery terminal, table game, race book or sports pool on the Property or any portion thereof, or to operate a casino at the Property.

“Governmental Approvals” shall have the meaning given in the Master Transaction Agreement, but shall be limited solely to the Governmental Approvals applicable to this Agreement and the Transaction.

“Governmental Authority” shall mean any Gaming Authority or domestic, federal, territorial, state or local government, governmental authority, agency or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any agency, department, board, branch, commission or instrumentality of any of the foregoing or any court, arbitrator or similar tribunal or forum, having jurisdiction over the Property, Seller, Eldorado, or Buyer, as applicable.

“Initial Diligence Materials” shall have the meaning given in Section 4.1(a).

“Initial Step” shall have the meaning given in Section 6.1(b).

“Inspections” shall have the meaning given in Section 4.1(b).

“Intangible Property” shall mean, collectively, all intangible personal property of Seller, that in any way relates to the Property, including (i) any licenses, permits and other written authorizations in effect as of the Closing Date with respect to the Real Property, (ii) any guaranties and warranties in effect as of the Closing Date with respect to any portion of the Real Property or the Personal Property and (iii) all rights in, to and under, and all physical embodiments of, any architectural, mechanical, electrical and structural plans, studies, drawings, specifications, surveys, renderings and other technical descriptions that relate to the Property; provided that the term “Intangible Property” shall not include any zoning or development rights that pertain solely to the Real Property (collectively, “Development Rights”).

“Knowledge of Eldorado” shall refer to the current actual knowledge (without any duty of investigation) of Tom Reeg, Anthony Carano, Bret Yunker, Stephanie Lepori and/or Ed Quatmann, and, for purposes of the remaking of Eldorado’s Warranties as of Closing, Blake Segal, who is the general manager of the Property, or if there is no general manager or Blake Segal is replaced as general manager, another individual with substantially similar knowledge regarding the Property as Blake Segal.

“Land” shall mean the real estate legally described in Exhibit A, together with all easements, development rights and other rights appurtenant to the Land or the buildings, structures or other improvements thereon, collectively.

“Laws” shall mean, collectively, all municipal, county, State or Federal statutes, codes, ordinances, laws, rules or regulations (including, without limitation, all Nevada Gaming Laws).

“Lease Assignment and Acceptance Agreement” shall have the meaning given in Section 6.2(b).

“Lease Assignment and Assumption Agreement” shall mean an assignment and assumption of the Leases in the form of Exhibit B attached hereto, executed and delivered by New Property Owner and Seller (as one of the entities comprising Non-CPLV Lease Tenant), pursuant to which New Property Owner assigns all of its interest, if any, in the Leases (and any additional leases entered into prior to Closing pursuant to Section 8.1) to Seller and Seller assumes all obligations under the Leases and any such additional leases (subject to the Amended Non-CPLV Lease), in each case, arising from and after the Closing.

“Leases” shall mean all leases, licenses and occupancy agreements of an interest in the Real Property and all amendments, modifications, extensions and other written agreements pertaining thereto but excluding (a) the Amended Non-CPLV Lease, (b) any arrangements for hotel guests or other lodgers to occupy sleeping quarters at the hotel comprising a portion of the Property on a transient basis and (c) any agreements or licenses for third parties to use any portion of the Property that do not create an interest in land and do not run with the land.

“Liabilities” shall mean, collectively, any and all conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever, including liabilities under the Americans with Disabilities Act, CERCLA and RCRA, any state or local counterparts thereof, and any regulations promulgated thereunder.

“Lien” shall mean any of the following to the extent it will be binding on Buyer or New Property Owner after the Closing: any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction or encumbrance of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Major Casualty/Condemnation” shall have the meaning given in Section 10.1.

“Master Transaction Agreement” shall mean that certain Master Transaction Agreement, dated as of June 24, 2019, by and between VICI Properties L.P., a Delaware limited partnership, and Eldorado Resorts, Inc., a Nevada corporation.

“Material Adverse Effect” shall mean a material adverse effect on (a) the value of the Property, (b) Eldorado’s and/or Seller’s authority and/or ability to convey title, or cause title to be conveyed, to the Property and/or to cause the Membership Interests to be assigned and transferred, by the Closing Date or otherwise in accordance with the provisions of this Agreement and/or (c) the use and/or operation of the Property. When the term “Material Adverse Effect” is used in Section 4.1(a), in order to determine whether matter(s) or issue(s), individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect, the Property as it then exists will be compared to the Property as it would exist if not for the existence of such matter(s) and issue(s).

“Membership Interest Assignment and Assumption Agreement” shall have the meaning given in Section 6.2(d).

“Membership Interests” shall have the meaning given in Section 6.2(d).

“Merger” shall have meaning given in the Merger Agreement.

“Merger Agreement” shall have the meaning given in the Recitals.

“Merger Agreement Closing” shall mean the “Closing” as defined in the Merger Agreement.

“Merger Agreement Closing Date” shall mean the “Closing Date” as defined in the Merger Agreement.

“Nevada Gaming Laws” shall mean those laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming and, specifically, the Nevada Gaming Control Act, as codified in Nevada Revised Statutes Chapter 463, the regulations promulgated thereunder, and the Clark County Code, each as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

“New Property Owner” shall mean a Delaware limited liability company that is (a) duly formed by Seller no earlier than two (2) days prior to the Closing Date pursuant to a certificate of formation and operating agreement reasonably acceptable to Buyer and (b) the sole managing member of which is Seller.

“Non-CPLV Lease Amendment” shall have the meaning given in the Master Transaction Agreement.

“Non-CPLV Lease Guaranty” shall have the meaning given in the Master Transaction Agreement.

“Non-CPLV Lease Landlord” shall mean, collectively, the entities listed on Schedule A attached to the Amended Non-CPLV Lease, as landlord.

“Non-CPLV Lease Tenant” shall mean, collectively, the entities listed on Schedule B attached to the Amended Non-CPLV Lease, as tenant.

“Non-CPLV Memorandum of Lease” shall have the meaning given in Section 6.2(e).

“Objection” shall have the meaning given in Section 3.1.

“Objection Notice” shall have the meaning given in Section 3.1.

“Original Non-CPLV Landlord” shall mean, collectively, certain Affiliates of Buyer listed on Schedule A attached to the Original Non-CPLV Lease.

“Original Non-CPLV Lease” shall mean that certain Lease (Non-CPLV) dated as of October 6, 2017, by and between Original Non-CPLV Landlord, as landlord, and Original Non-CPLV Tenant, as tenant, as amended by that certain First Amendment to Lease (Non-CPLV) dated December 22, 2017, as further amended by that certain Second Amendment to Lease (Non-CPLV) and Ratification of SNDA dated February 16, 2018, as further amended by that certain Third Amendment to Lease (Non-CPLV) dated April 2, 2018, as further amended by that certain Fourth Amendment to Lease (Non-CPLV) dated December 26, 2018, and any additional amendments, supplements and modifications thereto made prior to the Closing.

“Original Non-CPLV Tenant” shall mean, collectively, CEOC and certain Affiliates of Seller listed on Schedule B attached to the Original Non-CPLV Lease.

“Outside Date” shall have the meaning given in Section 6.6.

“Owner’s Title Policy” shall mean one (1) or more ALTA owner’s title insurance policies in favor of New Property Owner issued by the Title Company in an aggregate amount equal to the Purchase Price, insuring that fee title to the Real Property is vested in New Property Owner subject only to the Permitted Exceptions, together with a non-imputation endorsement in favor of New Property Owner.

“Permit” means permits, licenses, approvals, certificates, findings of suitability and other registrations, authorizations and exemptions of and from all applicable Governmental Authorities.

“Permitted Exceptions” shall mean the following: (a) applicable zoning, building and land use Laws, (b) any matters shown on the Existing Survey (provided that Buyer may object to any such matters during the Due Diligence Period in accordance with the provisions of Section 3.1 as if such matters were reflected in an Update (provided that the reference to five (5) Business Days contained in the second sentence of such section shall be deemed to read “prior to the end of the Due Diligence Period”), in which case the provisions of Section 3.1 shall be applicable thereto (and such objected to matters shall not be deemed to constitute Permitted Exceptions unless the same are accepted by Buyer pursuant to clause (x) of Section 3.1)), (c) such state of facts as would be disclosed by a current and accurate update to the Existing Survey, provided same do not render title uninsurable, do not restrict the current use of the Property as a hotel and casino with related parking, retail facilities and other material current uses and do not have an adverse impact, in any material respect, on the value or operations of the Property or on Buyer, (d) the lien of real estate taxes, assessments, water and sewer charges and other governmental charges or fees not yet delinquent, (e) the rights of the Tenants under the Leases as tenants only, (f) as of Closing, the rights of Non-CPLV Lease Tenant under the Amended Non-CPLV Lease, (g) mechanics’ and materialman’s liens first arising after the Effective Date that would be permitted to exist under Article XI of the Original Non-CPLV Lease, (h) inchoate mechanics’ and materialman’s liens that arise in the ordinary course of construction, maintenance, repair or improvement work at the Property and are not more than sixty (60) days past due, (i) leases, licenses and occupancy agreements, and any extension, renewal, or replacement thereof, and any amendments thereto or to the Leases, in each case first arising after the Effective Date and expressly permitted under Section 8.1 hereof (so long as, in the case of any such leases, occupancy agreements or amendments to the Leases, such documents contain provisions providing for the automatic subordination of such documents to the Amended Non-CPLV Lease), (j) such other encumbrances and title exceptions as would not restrict the current use of the Property as a hotel and casino with related parking, retail facilities, and other material current uses and do not have an adverse impact, in any material respect, on the value or operations of the Property or on Buyer, and (k) the title exceptions reflected on Exhibit C hereto (but excluding, in each case, any Required Removal Exceptions that are described in clauses (i) or (ii) of the definition of Required Removal Exceptions) (provided that Buyer may object to any such title exceptions during the Due Diligence

Period in accordance with the provisions of Section 3.1 as if such title exceptions were reflected in an Update (provided that the reference to five (5) Business Days contained in the second sentence of such section shall be deemed to read “prior to the end of the Due Diligence Period”), in which case the provisions of Section 3.1 shall be applicable thereto (and such objected to title exceptions shall not be deemed to constitute Permitted Exceptions unless the same are accepted by Buyer pursuant to clause (x) of Section 3.1))), subject to Article 3 hereof.

“Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

“Personal Property” shall mean all tangible personal property that is in any way related to the Real Property and that Seller owns or possesses, including any such property that is located on the Real Property and used in the ownership, operation and maintenance of the Real Property, including all books, records and files of Seller relating to the Real Property, but excluding any tangible personal property of the tenants at the Property.

“Proceedings” shall have the meaning given in Section 11.13.

“Prohibited Person” shall have the meaning given in Section 7.1(c).

“Property” shall mean the Real Property; provided, that, for the avoidance of doubt, (i) the term “Property” does not include Personal Property or Intangible Property, and (ii) the conveyance of the Property to New Property Owner shall not constitute an assignment by Seller or an assumption by New Property Owner of any service contracts, leasing or property management agreements, maintenance contracts or similar agreements and contracts relating to the Real Property, which, in each case, shall remain the property of Seller.

“Purchase Price” shall have the meaning given in Article 2.

“RCRA” shall mean the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§6901 et seq., as the same may be amended from time to time.

“Real Property” shall mean the Land, all Buildings, the Development Rights, Fixtures and any, to the extent constituting rights and privileges in real property, rights and privileges pertaining thereto, collectively. For the avoidance of doubt, the Real Property includes Seller’s ownership interest in adjoining roadways, alleyways, strips, gores and the like appurtenant to the real estate described above; all buildings, structures, Fixtures and improvements of every kind that are, as of the Effective Date (subject to the other express provisions of this Agreement), located on or permanently affixed to the Land or on the improvements that are located thereon, including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines appurtenant to such buildings and structures.

“REIT” shall have the meaning given in Section 11.19.

“Remove” with respect to any exception to title shall mean that Eldorado, at its sole cost, removes such title exception of record and/or causes the Title Company to omit the same from the

Owner’s Title Policy at Closing; provided, however, that Eldorado shall only be permitted to cause the Title Company to omit from the Owner’s Title Policy (without removing the same of record) the following title exceptions: mechanics’ and materialman’s liens for work, the aggregate amount of which is no greater than Two Hundred Fifty Thousand Dollars ($250,000.00).

“Required Removal Exceptions” shall mean, collectively, (i) all mortgages, deeds of trust, deeds to secure debt or other security documents recorded against or otherwise secured by the Property or any portion thereof and related UCC filings and assignment of leases and rents and other evidence of indebtedness secured by the Property; (ii) liens or other encumbrances or title matters intentionally created or consented to by Eldorado or its Affiliates after the Effective Date other than the Amended Non-CPLV Lease (but not including unrecorded mechanics’ or materialman’s liens, matters described in clause (i) of the definition of Permitted Exceptions, or any liens, encumbrances or other title matters created or approved in writing by Buyer or its Affiliates); and (iii) the following so long as they are (A) not Permitted Exceptions (excluding clause (j) of the definition of Permitted Exceptions), (B) not caused by the acts or omissions of Buyer, and (C) not consented to by Buyer: (1) judgments against Seller or New Property Owner; and (2) liens or other encumbrances or matters to the extent any of them shall be in a readily determined monetary amount (such liens or encumbrances, “Seller Monetary Liens”), but only (in the case of (iii)) if the cost to remove such liens or encumbrances does not exceed the Required Removal Threshold.

“Required Removal Threshold” shall mean Twenty Million Dollars ($20,000,000.00).

“Scheduled Closing Date” shall mean the date on which the Merger is consummated, subject to adjournment in accordance with the provisions of this Agreement.

“Seller” shall have the meaning given in the Recitals.

“Seller Monetary Liens” shall have the meaning given in the definition of “Required Removal Exceptions”.

“Seller Parties” shall mean Eldorado, Seller, New Property Owner (prior to Closing only), and any other Affiliate of Seller or Eldorado that is a party to a Closing Document.

“Survival Period” shall have the meaning given in Section 7.3(a).

“Tenant” shall mean any tenant of the Property under a Lease.

“Tenant’s Title Policy” shall mean one (1) or more ALTA leasehold owner’s title insurance policies in favor of Non-CPLV Lease Tenant issued by the Title Company in an aggregate amount determined by Eldorado in its reasonable discretion, insuring that leasehold title to the Real Property is vested in Non-CPLV Lease Tenant subject only to exceptions not caused by the acts of Buyer.

“Termination Date” shall have the meaning given in Section 8.1(a).

“Title Company” shall mean the collective reference to Chicago Title Insurance Company, Attn: Joe Benlevi, E-Mail: joe.benlevi@ctt.com, Tel: (212) 880-1304 and Fidelity National Title Insurance Company, Attn: Fred Glassman, E-Mail: fred.glassman@fnf.com, Tel: (212) 471-3703, as co-insurers.

“Transaction” shall mean the transactions contemplated by this Agreement.

“Update” shall have the meaning given in Section 3.1.

“VICI” shall mean VICI Properties L.P., a Delaware limited partnership.

“VICI REIT” shall mean VICI Properties Inc., a Maryland corporation (an Affiliate of Buyer).

SECTION 1.2.    Terms Generally. Definitions in this Agreement apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Schedules and Exhibits shall be deemed to be references to Articles and Sections of, and Schedules and Exhibits to, this Agreement unless the context shall otherwise require. All references in this Agreement to “not to be unreasonably withheld” or correlative usage, mean “not to be unreasonably withheld, delayed or conditioned”. Any accounting term used but not defined herein shall have the meaning assigned to it in accordance with GAAP. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” unless such phrase already appears. The word “or” is not exclusive and is synonymous with “and/or” unless it is preceded by the word “either”. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.

ARTICLE 2

SALE OF PROPERTY

Subject to and upon the terms and conditions of this Agreement and the Closing Documents, Eldorado agrees to cause Seller to sell and Buyer agrees to purchase all of the Membership Interests (as defined below) in New Property Owner, which New Property Owner will own the Property subject only to the Permitted Exceptions. In consideration therefor, Buyer shall pay to Eldorado an aggregate amount of Four Hundred Thirty Four Million Seven Hundred Fifty Thousand and No/100 Dollars ($434,750,000.00) (the “Purchase Price”). The Purchase Price shall be paid as set forth in this Article 2. For the avoidance of doubt, Eldorado is not causing Seller to sell to Buyer, Buyer is not acquiring from Seller, and New Property Owner shall not own, directly or indirectly, any Personal Property or Intangible Property.

SECTION 2.1.    Cash at Closing. On the Closing Date, Buyer shall deposit or cause to be deposited into escrow with the Escrow Agent an amount equal to the Purchase Price, plus or minus any closing costs as allocated in accordance with Section 5.2, in immediately available funds as more particularly set forth in Section 6.1. Such escrow shall be held and delivered by Escrow Agent in accordance with the provisions of such Section 6.1.

ARTICLE 3

TITLE MATTERS

SECTION 3.1.    Title Objections; Required Removal Exceptions. Buyer shall have the right to have title and survey updated (or to obtain new title commitments and surveys with respect to the Property, the cost of the same to be paid by Buyer), and shall provide to Eldorado any such updated or new title commitments or surveys (as applicable, an “Update”) that Buyer obtains promptly after Buyer’s receipt thereof. Buyer may, within five (5) Business Days after receiving an Update (but in all events on or before the then scheduled Closing Date), give Eldorado written notice (an “Objection Notice”) of any exception to title to the Property or survey matters in the Update that is not a Permitted Exception and to which Buyer objects (an “Objection”). Eldorado shall have no obligation to bring any action or proceeding, or to incur any expense or liability, to Remove an Objection (unless such Objection is a Required Removal Exception). If Eldorado elects to attempt to remedy any Objection, then Eldorado shall notify Buyer in writing within five (5) Business Days after Eldorado receives the Objection Notice, in which case Eldorado will endeavor to remedy such Objection, but Eldorado will have no liability to Buyer if Eldorado is unable or fails to remedy such Objection (unless such objection is a Required Removal Exception). If Eldorado elects not to remedy any Objection(s) which it may elect not to Remove, then Eldorado may so notify Buyer in writing within five (5) Business Days after Eldorado receives the Objection Notice referencing such Objection(s). If Buyer delivers an Objection Notice to Eldorado, and (a) Eldorado does not notify Buyer within such five (5) Business Day period that Eldorado will attempt to cure such Objection, (b) Eldorado notifies Buyer within such five (5) Business Day period that Eldorado will not attempt to cure such Objection, or (c) Eldorado is unable or fails to convey, or cause to be conveyed, title to the Property to New Property Owner in accordance with the provisions of this Agreement, then, Buyer shall have the right to elect, by written notice to Eldorado given not later than (i) the fifth (5th) Business Day after the receipt by Buyer of notice from Eldorado that Eldorado will not cure such Objection, (ii) the fifth (5th) Business Day after Eldorado received such Objection Notice if Eldorado did not within such five (5) Business Day period elect to cure such Objection, or (iii) the Closing if Eldorado is unable or fails to cause title to be conveyed in accordance with this Agreement, either (x) to accept such title as Eldorado is able to convey, or caused to be conveyed, without any reduction of the Purchase Price or any credit or allowance on account thereof or any other claim against Eldorado (in which case the exception to which Buyer had raised an Objection and which Eldorado did not elect to cure (or was unable to, or failed to, cure) shall be deemed to be a Permitted Exception) (but if such Objection is to a Seller Monetary Lien in excess of the Required Removal Threshold, Buyer shall have the right to accept such title as Eldorado is able to cause to be conveyed; and in such event such Seller Monetary Lien shall be Non-CPLV Lease Tenant’s responsibility as if such Seller Monetary Lien first arose during the term of the Amended Non-CPLV Lease), or (y) to terminate this Agreement. If Buyer delivers an Objection Notice to Eldorado, and Eldorado does not notify Buyer within such five (5) Business Day period that Eldorado will attempt to cure such Objection, then Eldorado shall be deemed to have elected not to remedy such Objection(s). If Eldorado timely notifies Buyer that Eldorado will attempt to cure such Objection(s) and despite Eldorado’s commercially reasonable efforts it has not cured such Objection(s) by the Scheduled Closing Date, the scheduled Closing shall be adjourned for up to sixty (60) days in the aggregate to permit such process to be completed, and if such process shall be ongoing as of 11:59 p.m. on the adjourned Scheduled Closing Date, then this Agreement will automatically terminate without either party having any liability other than obligations that, pursuant to the express terms hereof, survive termination hereof, unless Buyer agrees to accept such title as Eldorado is able to convey or cause to be conveyed, without any reduction of the Purchase Price or any credit or allowance on account thereof or any other claim against Eldorado or Seller. For the avoidance of doubt, Eldorado’s failure to Remove or cause to be Removed any exception that is not a Required Removal Exception shall be neither a breach nor a default hereunder. If Buyer elects to terminate this Agreement pursuant to this Section 3.1, then this Agreement shall terminate and be deemed null, void and of no further force or effect (other than obligations that, pursuant to the express terms hereof, survive termination hereof). Notwithstanding anything to the contrary contained herein, Eldorado shall be required to Remove all Required Removal Exceptions at or prior to Closing, which for purposes of clarification shall not restrict Eldorado or Seller from entering into unrecorded Contracts that may remain in effect as of Closing pursuant to Section 8.1.

ARTICLE 4

ACCESS; AS-IS SALE

SECTION 4.1.    Due Diligence Period; Buyer’s Access to the Property.

(a)    On or prior to the Effective Date, Eldorado shall, subject to Section 11.21 hereof, use commercially reasonable efforts to cause Seller to deliver to Buyer the diligence materials described on Schedule 4.1(a) attached hereto (the “Initial Diligence Materials”). Subject to the final sentence of this Section 4.1(a), Buyer shall have a period from the Effective Date until 11:59 p.m. (Eastern Time) on the date that is ninety (90) days following the Effective Date (the “Due Diligence Period”), to perform its due diligence review of the Property and all matters related thereto (as Buyer in its sole discretion determines) (including, without limitation, any engineering, environmental, title, survey, zoning, leasing, tax, financial, operational and legal compliance matters relating to the Property). Eldorado shall, subject to Section 11.21 hereof, use commercially reasonable efforts to cause Seller to use commercially reasonable efforts to provide to Buyer, promptly upon receipt of Buyer’s request therefor, any such information (in addition to the Initial Diligence Materials actually received by Buyer) as Buyer shall request (collectively, the “Additional Diligence Materials”). For the avoidance of doubt, Eldorado’s obligations under this Article 4 pertaining to requests for Initial Diligence Materials and Additional Diligence Materials relate solely to obtaining existing materials and information and in no event shall Eldorado be required to commission or create, or cause to be commissioned or created, any new studies, surveys, inspections or other diligence materials. If, during the Due Diligence Period, (i) Buyer identifies in writing to Eldorado any matter(s) or issue(s) pertaining to the Property which, in Buyer’s sole but good faith determination, if left unaddressed, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect and/or could adversely affect VICI REIT’s status as REIT, (ii) Eldorado shall fail to provide (or shall fail to cause Seller to provide) to Buyer reasonably promptly after Buyer’s request therefor, any Additional Diligence Materials and/or access to the Property to Buyer and Buyer’s consultants and representatives for Inspections (“Access”) and/or (iii) Eldorado shall fail to grant Buyer’s request for consent to perform physically invasive Inspections of the Property, Buyer shall have the right (as Buyer’s sole remedy (except as otherwise provided in Section 2.4 of the Master Transaction Agreement)) to terminate this Agreement by providing written notice of its exercise of such right to Eldorado prior to the expiration of the Due Diligence Period. Upon delivery of such notice, this Agreement shall automatically terminate and the parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination. If Buyer does not terminate this Agreement pursuant to this Section 4.1(a), Buyer shall be deemed to have waived its rights to terminate this Agreement pursuant to this Section 4.1(a). Notwithstanding anything to the contrary, in the event that Eldorado shall fail to deliver to Buyer the Initial Diligence Materials and/or Additional Diligence Materials and/or provide Access within five (5) days of receipt by Eldorado of Buyer’s written request therefor (which request may be delivered by email) (regardless of whether or not Eldorado used commercially reasonable efforts to do so), the Due Diligence Period shall be extended, on a day for day basis, until such Initial Diligence Materials and/or Additional Diligence Materials, as applicable, are delivered (and/or written confirmation that such Initial Diligence Materials and/or Additional Diligence Materials, as applicable, or a specified subset thereof, do not exist) to Buyer and/or the requested Access is provided, as applicable.

(b)    During the period between the Effective Date and the Closing Date, (i) Buyer, at its cost, may conduct such surveys and testing, investigations and inspections of the Property (collectively “Inspections”) as Buyer elects in its sole discretion and (ii) Eldorado shall, subject to Section 11.21 hereof, use commercially reasonable efforts to cause Seller to provide, at reasonable times during normal business hours, reasonable access to the Property to Buyer and Buyer’s consultants and other representatives for such purpose; provided that Buyer, without Eldorado’s consent (in its sole discretion) shall not be entitled to perform physically invasive Inspections. Buyer’s right to perform the Inspections shall be subject to and will not unreasonably interfere with or disturb the rights of Seller, tenants, guests and customers at the Property and the Inspections shall not unreasonably interfere with the Seller’s business operations. Buyer and its agents, contractors and consultants shall comply with Eldorado’s and Seller’s reasonable requests with respect to the Inspections to minimize such interference. Buyer will cause each of Buyer’s consultants that will be performing such Inspections (other than purely visual inspections) to provide to Eldorado (as a condition to performing such Inspections) proof of commercial general liability insurance on an occurrence form with limits of not less than One Million Dollars ($1,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) aggregate limit bodily injury, death and property damage per occurrence.

(c)    Buyer hereby agrees to indemnify and hold harmless Eldorado, Seller and their respective Affiliates from and against any loss that Eldorado, Seller or any of their respective Affiliates shall incur as the result of the acts of Buyer or Buyer’s representatives or consultants in conducting physical diligence with respect to the Property, or, in the case of physical damage to the Property resulting from such physical diligence, for the reasonable cost of repairing or restoring the Property to substantially its condition immediately prior to such damage (unless Buyer promptly shall cause such damage to be repaired or restored); provided, however, (i) the foregoing indemnity and agreement to hold Eldorado, Seller and their respective Affiliates harmless shall not apply to, and Buyer shall not be liable or responsible for, (A) the discovery of any fact or circumstance not caused by Buyer or its representatives or consultants (except to the extent Buyer exacerbates such fact or circumstance), (B) any pre-existing condition (except to the extent Buyer exacerbates such pre-existing condition), or (C) the negligence or willful misconduct of Eldorado, Seller, any of their respective Affiliates or any of their respective agents, employees, consultants or representatives, and (ii) in no event shall Buyer be liable for any consequential, punitive or special damages; provided that, for the avoidance of doubt, such waiver of consequential, punitive and special damages shall not be deemed a waiver of damages that Eldorado, Seller or any of their respective Affiliates is required to pay to a third party in respect of consequential, punitive or special damages.

SECTION 4.2.    As-Is Provision. Buyer acknowledges and agrees that:

(a)    SUBJECT TO THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS OF ELDORADO SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS TO BE DELIVERED BY ELDORADO, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES TO BUYER AT CLOSING, BUYER AGREES THAT UNLESS BUYER TERMINATES THIS AGREEMENT PURSUANT TO SECTION 4.1(a) OR ARTICLE 11: (i) BUYER SHALL ACCEPT THE MEMBERSHIP INTERESTS AND THE PROPERTY IN THEIR PRESENT STATE AND CONDITION AND “AS-IS WITH ALL FAULTS”; (ii) NEITHER ELDORADO NOR SELLER SHALL BE OBLIGATED TO DO ANY RESTORATION, REPAIRS OR OTHER WORK OF ANY KIND OR NATURE WHATSOEVER ON OR AFFECTING THE PROPERTY AND, SPECIFICALLY, BUT WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH IN THE AMENDED NON-CPLV LEASE, NEITHER ELDORADO NOR SELLER SHALL BE RESPONSIBLE FOR ANY WORK ON OR IMPROVEMENT OF THE PROPERTY NECESSARY (x) TO CAUSE THE PROPERTY TO MEET ANY APPLICABLE HAZARDOUS WASTE LAWS, (y) TO REPAIR, RETROFIT OR SUPPORT ANY PORTION OF THE IMPROVEMENTS DUE TO THE SEISMIC OR STRUCTURAL INTEGRITY (OR ANY DEFICIENCIES THEREIN) OF THE IMPROVEMENTS, OR (z) TO CURE ANY VIOLATIONS; AND (iii) NO PATENT OR LATENT CONDITION AFFECTING THE PROPERTY IN ANY WAY, WHETHER OR NOT KNOWN OR DISCOVERABLE OR DISCOVERED AFTER THE CLOSING DATE, SHALL AFFECT BUYER’S OBLIGATION TO PURCHASE THE PROPERTY OR TO PERFORM ANY OTHER ACT OTHERWISE TO BE PERFORMED BY BUYER UNDER THIS AGREEMENT, NOR SHALL ANY SUCH CONDITION GIVE RISE TO ANY ACTION, PROCEEDING, CLAIM OR RIGHT OF DAMAGE OR RESCISSION AGAINST ELDORADO OR SELLER, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENT.

(b)    BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS TO BE DELIVERED BY ELDORADO, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES TO BUYER AT CLOSING, NEITHER ELDORADO, SELLER, NOR ANY OF THEIR RESPECTIVE AFFILIATES, NOR ANY OF ITS OR THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE PROPERTY OR THE BUSINESS OPERATIONS, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR

OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY AS TO (I) THE CONDITION, SAFETY, QUANTITY, QUALITY, USE (PRESENT OR PROPOSED), OCCUPANCY OR OPERATION OF THE PROPERTY, (II) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES WITH RESPECT TO THE PROPERTY OR THE BUSINESS OPERATIONS, (III) THE COMPLIANCE OF THE PROPERTY OR THE BUSINESS OPERATIONS WITH ANY ZONING REQUIREMENTS, BUILDING CODES OR OTHER APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT OF 1990, (IV) THE ACCURACY OF ANY ENVIRONMENTAL REPORTS OR OTHER DATA OR INFORMATION SET FORTH IN ANY DOCUMENTATION OR OTHER INFORMATION PROVIDED TO BUYER WHICH WERE PREPARED FOR OR ON BEHALF OF ELDORADO, SELLER, OR ANY OF THEIR RESPECTIVE AFFILIATES OR (V) ANY OTHER MATTER RELATING TO ELDORADO, SELLER, ANY OF THEIR RESPECTIVE AFFILIATES, THE PROPERTY OR THE BUSINESS.

ARTICLE 5

NO ADJUSTMENTS OR PRORATIONS; CLOSING COSTS

SECTION 5.1.    No Adjustments or Prorations of Income or Expenses. Because Non-CPLV Lease Landlord, as landlord, and Seller, as one of the entities comprising Non-CPLV Lease Tenant, as tenant, will enter into the Non-CPLV Lease Amendment on the Closing Date, as between Eldorado and Buyer there will be no adjustment or proration of income or expenses relating to the Property.

SECTION 5.2.    Closing Costs. Closing costs shall be allocated between Buyer and Eldorado as follows:

(a)    Buyer shall pay the following closing costs:

(i)    all premiums and charges of the Title Company for the Owner’s Title Policy (other than in respect of a non-imputation endorsement, as set forth in subsection (iii) below);

(ii)    the cost of any surveys of the Property obtained by Buyer, and any updates thereto;

(iii)    fifty percent (50%) of (A) the cost of any non-imputation endorsement obtained by Buyer in connection with the Transaction and (B) any escrow charges imposed by the Escrow Agent and/or Title Company in connection with the Closing; and

(iv)    all fees due its attorneys and all costs of Buyer’s due diligence, including fees due its consultants and all costs of Buyer’s obtaining of any Gaming approvals and Gaming Licenses in connection with the consummation of the Transaction.

(b)    Eldorado shall pay the following closing costs:

(i)    all fees due its attorneys and consultants and all costs of Eldorado’s obtaining of any Gaming approvals and Gaming Licenses in connection with the consummation of the Transaction;

(ii)    all costs incurred by Eldorado, Seller or their respective Affiliates in connection with the Removal of any Required Removal Exceptions or other title exceptions that Eldorado elects or is required to remove;

(iii)    all costs to issue Tenant’s Title Policy;

(iv)    all fees associated with recording the Non-CPLV Memorandum of Lease; and

(v)     fifty percent (50%) of (A) the cost of any non-imputation endorsement obtained by Buyer in connection with the Transaction and (B) any escrow charges imposed by the Escrow Agent and/or Title Company in connection with the Closing.

(c)    Survival. The provisions of this Section 5.2 shall survive Closing and not be merged therein.

ARTICLE 6

CLOSING

SECTION 6.1.    Closing Mechanics.

(a)    The parties shall conduct an escrow Closing through the Escrow Agent as escrowee so that it will not be necessary for any party to attend Closing. The escrow Closing shall be conducted in accordance with an escrow arrangement, and pursuant to an escrow agreement, reasonably acceptable to Eldorado, Buyer and the Escrow Agent (the “Escrow Arrangement”). The Closing shall occur on the Scheduled Closing Date in accordance with the provisions of Section 6.1(b) hereof, subject to the right of either party to adjourn Closing one or more times (but not beyond the Outside Date) if necessary to satisfy the closing conditions set forth in Section 6.4 and Section 6.5 hereof.

(b)    On the Scheduled Closing Date, provided (1) all conditions precedent to Eldorado’s obligations hereunder have been satisfied (or waived) in accordance with Section 6.5, and (2) all conditions precedent to Buyer’s obligations hereunder have been satisfied (or waived) in accordance with Section 6.4, then as initial actions on the Closing Date, Eldorado shall cause (x) Seller to cause New Property Owner to be formed and then convey the Property to New Property Owner pursuant to the Deed, and (y) New Property Owner and Seller to enter into the Lease Assignment and Acceptance Agreement ((x) and (y), collectively, the “Initial Step”). After the consummation of the Initial Step, (i) Eldorado shall cause Seller to assign and transfer all of the Membership Interests to Buyer, (ii) Buyer shall cause New Property Owner and Eldorado shall cause Seller (as one of the entities comprising Non-CPLV Lease Tenant) to enter into the Lease Assignment and Assumption Agreement, (iii) Buyer shall pay the Purchase Price (plus or minus any closing costs in accordance with Section 5.2) to (a) the Exchange Agent (as defined in the Merger Agreement), in the event the Closing occurs substantially concurrently with the Merger

Closing or (b) Seller, in the event the Closing does not occur substantially concurrently with the Merger Closing but does occur subsequently thereto, in each case, in accordance with the Escrow Arrangement, (iv) Buyer shall, and Eldorado shall cause Seller (as one of the entities comprising Non-CPLV Lease Tenant) to, enter into the Non-CPLV Lease Amendment; and (v) the applicable Buyer Parties will, and Eldorado shall cause the applicable Seller Parties to, execute and deliver the other documents and materials as required under this Agreement, including Sections 6.2 and 6.3. Notwithstanding anything to the contrary contained herein, it is expressly agreed to by Eldorado and Buyer that TIME IS OF THE ESSENCE with respect to Eldorado’s and Buyer’s respective obligations to consummate the Transaction on the Scheduled Closing Date. Notwithstanding the foregoing, in the event that it is not feasible for reasons beyond the parties’ control for the parties to complete all of the steps set forth in this Section 6.1(b) on the Scheduled Closing Date, and such failure is not the result of a default by either party to comply with its obligations under the terms of this Agreement, then neither party shall be in default under this Agreement, this Agreement shall remain in full force and effect, and the Closing shall occur on the subsequent Business Day, which shall be deemed the Scheduled Closing Date.

(c)    The items to be delivered by each Seller Party or each Buyer Party in accordance with the terms of Sections 6.2 or 6.3 shall be delivered to Escrow Agent at least one (1) Business Day prior to the Closing Date (other than the deliverable described in Section 6.2(c), which shall be delivered on the Closing Date).

SECTION 6.2.    Eldorado’s Closing Deliveries. On the Closing Date, Eldorado shall execute and deliver (or cause to be executed and delivered by the applicable Seller Parties or their respective Affiliates), and have acknowledged, as applicable, the following documents and make such payments as specified below (it being understood and agreed that the documents referenced in subsections 6.2(a) and 6.2(b) shall be executed, delivered and acknowledged (and, in the case of the Deed, be recorded in the Clark County Real Estate Records) prior to the other actions to be taken on the Closing Date (with original fully executed counterparts thereof (other than the Deed) delivered to Buyer promptly after the Closing Date) and the other documents, materials and payments shall be executed, delivered, acknowledged and paid, as applicable, on the Closing Date):

(a)    Deed. A deed for the Property in the form of Exhibit E attached hereto (the “Deed”), and the State of Nevada Declaration of Value, executed, acknowledged and delivered by Seller and New Property Owner, as applicable, conveying the Property to New Property Owner.

(b)    Lease Assignment and Acceptance Agreement. An assignment and acceptance of the Leases in the form of Exhibit J attached hereto (the “Lease Assignment and Acceptance Agreement”), executed and delivered by Seller and New Property Owner, pursuant to which Seller assigns all of its interest in the Leases to New Property Owner and New Property Owner accepts such assignment.

(c)    Evidence of Deed Recordation Etc. Reasonable evidence of the formation of New Property Owner in Delaware, that New Property Owner is qualified to do business and is in good standing in the State of Nevada, and that the Deed was duly recorded in the Clark County Real Estate Records.

(d)    Membership Interest Assignment and Assumption Agreement. An assignment and assumption agreement with respect to all of the membership interests in New Property Owner (the “Membership Interests”) in the form of Exhibit F attached hereto (the “Membership Interest Assignment and Assumption Agreement”), executed and delivered by Seller, pursuant to which Seller assigns and transfers all such Membership Interests to Buyer.

(e)    Non-CPLV Memorandum of Lease. A memorandum of lease for the Amended Non-CPLV Lease as it relates to the Property in the form of Exhibit G attached hereto (the “Non-CPLV Memorandum of Lease”), executed, acknowledged and delivered by Non-CPLV Lease Tenant.

(f)    Lease Assignment and Assumption Agreement. The Lease Assignment and Assumption Agreement, executed and delivered by Seller (as one of the entities comprising Non-CPLV Lease Tenant).

(g)    Non-Foreign Status Affidavit. A non-foreign status affidavit in the form of Exhibit H attached hereto, in compliance with Treasury Regulations Section 1.1445-2(b)(2) (the “FIRPTA Affidavit”), executed and delivered by Seller.

(h)    Non-CPLV Lease Amendment. Either (i) in the event the Closing occurs substantially concurrently with the Merger Closing, the Non-CPLV Lease Amendment, executed and delivered by Seller (as one of the entities comprising Non-CPLV Lease Tenant), as it pertains to the Property or (ii) in the event the Closing does not occur substantially concurrently with the Merger Closing but does occur subsequently thereto, such amendments, reaffirmations and/or other instruments that are necessary (x) to incorporate the Property into the Amended Non-CPLV Lease as an individual “Facility” thereunder on the terms set forth on Exhibit A attached to the Master Transaction Agreement and (y) to affirm that the guarantor under the Non-CPLV Lease Guaranty guarantees the obligations of the Non-CPLV Lease Tenant under the Amended Non-CPLV Lease with respect to the Property, in all instances in form and substance reasonably acceptable to Buyer, Eldorado and the parties thereto.

(i)    Evidence of Authority. Delivery by Eldorado of documentation to establish to Buyer’s and the Title Company’s reasonable satisfaction the due authorization of Eldorado’s and each of the other Seller Parties’ consummation of the Transaction, including Eldorado’s execution of this Agreement and Eldorado’s and each of the other Seller Parties’ execution of the Closing Documents required to be delivered by each such party.

(j)    Title Affidavit, Non-Imputation Affidavit and Related Documents. An owner’s affidavit in the form of Exhibit I-1 attached hereto, a non-imputation affidavit in the form of Exhibit I-2 attached hereto, and such other documents, certificates, indemnities and affidavits as may be otherwise agreed upon by Eldorado and Buyer in each of their reasonable discretion and/or reasonably and customarily required by the Title Company to consummate the Transaction, executed and delivered by Seller and New Property Owner, as applicable.

(k)    Eldorado Costs. Eldorado shall cause costs required to be paid by Eldorado under the provisions of this Agreement to be debited against the proceeds to Seller on the Title Company’s settlement statement.

(l)    Updated List of Leases. An update of Schedule 7.2(i) attached hereto as of the Closing Date.

(m)    Certificate of Representations and Warranties. A certificate, dated as of the Closing Date, in substantially the form attached hereto as Exhibit K, executed and delivered by Eldorado, stating that Eldorado’s Warranties contained in Section 7.2 hereof (as the same may be modified pursuant to Section 7.3(e), if applicable) are true, correct and complete in all material respects as of the Closing Date, except to the extent that they expressly relate to an earlier date.

(n)    Other Documents. Such other documents as may be reasonably required by the Title Company or may be agreed upon by Eldorado and Buyer in each of their reasonable discretion to consummate the Transaction.

SECTION 6.3.    Buyer’s Closing Deliveries. On the Closing Date, Buyer shall execute and deliver (or cause to be executed and delivered by the applicable Buyer Parties or their respective Affiliates), and have acknowledged, as applicable, the following documents as specified below:

(a)    Purchase Price. The Purchase Price (plus or minus the closing costs in accordance with Article 5), plus any other amounts required to be paid by Buyer at Closing hereunder.

(b)    Membership Interest Assignment and Assumption Agreement. The Membership Interest Assignment and Assumption Agreement, executed and delivered by Buyer.

(c)    Non-CPLV Memorandum of Lease. The Non-CPLV Memorandum of Lease, executed, acknowledged and delivered by Non-CPLV Lease Landlord.

(d)    Lease Assignment and Assumption Agreement. The Lease Assignment and Assumption Agreement, executed and delivered by New Property Owner.

(e)    Non-CPLV Lease Amendment. Either (i) in the event the Closing occurs substantially concurrently with the Merger Closing, the Non-CPLV Lease Amendment, executed and delivered by New Property Owner (as one of the entities comprising Non-CPLV Lease Landlord), as it pertains to the Property or (ii) in the event the Closing does not occur substantially concurrently with the Merger Closing but does occur subsequently thereto, such amendments, reaffirmations and/or other instruments that are necessary (x) to incorporate the Property into the Amended Non-CPLV Lease as an individual “Facility” thereunder on the terms set forth on Exhibit A attached to the Master Transaction Agreement and (y) to affirm that the guarantor under the Non-CPLV Lease Guaranty guarantees the obligations of the Non-CPLV Lease Tenant under the Amended Non-CPLV Lease with respect to the Property, in all instances in form and substance reasonably acceptable to Buyer, Eldorado and the parties thereto.

(f)    Evidence of Authority. Delivery by Buyer of documentation to establish to Eldorado’s and the Title Company’s reasonable satisfaction the due authorization of Buyer’s and each of the other Buyer Parties’ consummation of the Transaction, including Buyer’s execution of this Agreement and Buyer’s and each of the other Buyer Parties’ execution of the Closing Documents required to be delivered by each such party.

(g)    Certificate of Representations and Warranties. A certificate, dated as of the Closing Date, in substantially the form attached hereto as Exhibit L, executed and delivered by Buyer, stating that the representations and warranties of Buyer contained in Section 7.1 hereof are true, correct and complete in all material respects as of the Closing Date.

(h)    Other Documents. Such other documents as may be reasonably required by the Title Company or may be agreed upon by Eldorado and Buyer in each of their reasonable discretion to consummate the Transaction.

SECTION 6.4.    Conditions to Buyer’s Obligations. Buyer’s obligation to close the Transaction is conditioned on the satisfaction or waiver of all of the following on or prior to the Closing Date:

(a)    Representations True. All Eldorado’s Warranties (as may be modified pursuant to Section 7.3(e), if applicable) shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, in each case without giving effect to any qualifications as to “Eldorado’s Knowledge” (but giving effect to any qualifications as to the “Knowledge of Eldorado”) set forth in Eldorado’s Warranties.

(b)    Deed; Title Condition. The Deed shall have been duly recorded in the Clark County Real Estate Records, the New Property Owner shall own fee simple title (other than with respect to appurtenant interests constituting Real Property in which Seller does not hold fee simple title) to the Real Property, title to the Real Property shall be as provided in Section 3.1 and, assuming Buyer pays the premium in respect thereof, the Title Company shall be irrevocably committed to issue the Owner’s Title Policy to New Property Owner.

(c)    Eldorado’s Deliveries Complete. Each Seller Party shall have executed and delivered, and have acknowledged, as applicable, all of the documents and other items required pursuant to Section 6.2 to which it is a party and shall have performed all other material obligations to be performed by such Seller Party on or prior to the Closing Date.

(d)    No Legal Impediment. There shall not be in effect any law, or any injunction or order of any governmental or judicial authority of competent jurisdiction prohibiting, restraining, enjoining or otherwise preventing the consummation of the Transaction.

(e)    No Bankruptcy. A petition shall not have been filed by or against Eldorado, Seller or New Property Owner under the Federal Bankruptcy Code or any similar Laws.

(f)    Merger Agreement. The conditions to closing under the Merger Agreement have been satisfied or waived and the transactions contemplated by the Merger Agreement are consummated substantially concurrently with or prior to (but in no event subsequent to) the Closing hereunder.

(g)    Master Transaction Agreement. The Closing (as defined in the Master Transaction Agreement) occurs substantially concurrently with or prior to (but in no event subsequent to) the Closing hereunder. For the avoidance of doubt, but subject to the provisions of Section 2.1(b)(i)(4) of the Master Transaction Agreement, it is not a condition to the Closing hereunder that any of (i) the closings under the Subject Property PSA (Atlantic City) or the Subject Property PSA (New Orleans) (each as defined in the Master Transaction Agreement)) or (ii) the CPLV/HLV Closing (as defined in the Master Transaction Agreement), be consummated.

(h)    Governmental Approvals. All Governmental Approvals from all applicable Gaming Authorities and all other material Governmental Approvals necessary to consummate the transactions contemplated herein shall have been satisfied or obtained by Buyer, Seller and Eldorado and/or their respective Affiliates, as applicable, in accordance with this Agreement and the final documentation to be entered into in connection therewith shall have been received by Buyer.

SECTION 6.5.    Conditions to Eldorado’s Obligations. Eldorado’s obligation to close the Transaction is conditioned on the satisfaction or waiver of all of the following on or prior to the Closing Date:

(a)    Representations True. All Buyer’s Warranties shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of each such date.

(b)    Buyer’s Deliveries Complete. Buyer shall have timely delivered the funds required hereunder and each Buyer Party shall have executed and delivered, and have acknowledged, as applicable, all of the documents and other items required pursuant to Section 6.3 to which it is a party, and shall have performed all other material obligations to be performed by such Buyer Party on or prior to the Closing Date.

(c)    No Legal Impediment. There shall not be in effect any law, or any injunction or order of any governmental or judicial authority of competent jurisdiction prohibiting, restraining, enjoining or otherwise preventing the consummation of the Transaction.

(d)    Governmental Approvals. All Governmental Approvals from all applicable Gaming Authorities and all other material Governmental Approvals necessary to consummate the transactions contemplated herein shall have been satisfied or obtained by Buyer, Seller and Eldorado and/or their respective Affiliates, as applicable, in accordance with this Agreement and the final documentation to be entered into in connection therewith shall have been received by Eldorado.

(e)    Merger Agreement. The conditions to closing under the Merger Agreement have been satisfied or waived and the transactions contemplated by the Merger Agreement are consummated substantially concurrently with or prior to (but in no event subsequent to) the Closing hereunder.

(f)    Master Transaction Agreement. The Closing (as defined in the Master Transaction Agreement) occurs substantially concurrently with or prior to (but in no event subsequent to) the Closing hereunder. For the avoidance of doubt, but subject to the provisions of Section 2.1(b)(i)(4) of the Master Transaction Agreement, it is not a condition to the Closing hereunder that any of (i) the closings under the Subject Property PSA (Atlantic City) or the Subject Property PSA (New Orleans) (each as defined in the Master Transaction Agreement)) or (ii) the CPLV/HLV Closing (as defined in the Master Transaction Agreement), be consummated.

(g)    Non-CPLV Memorandum of Lease / Tenant’s Title Policy. The Non-CPLV Memorandum of Lease shall have been submitted for recording in the Clark County Real Estate Records and, assuming that Eldorado pays the premium in respect thereof, the Title Company shall be irrevocably committed to issue the Tenant’s Title Policy to Non-CPLV Lease Tenant.

SECTION 6.6.    Failure of Conditions Precedent. In the event any of the conditions set forth in this Article 6 are neither waived nor satisfied as of the Scheduled Closing Date (subject to the adjournment rights set forth in Section 6.1(a) hereof) and the provisions of Article 9 hereof do not apply, Eldorado or Buyer (as applicable), so long as such party is not in default of its obligations to consummate the Closing as and when required under this Agreement, may terminate this Agreement by notice to the other party, and thereafter, neither party shall have any further rights or obligations hereunder except for obligations which expressly survive termination of this Agreement. If the Closing does not occur on or before December 24, 2020 (the “Outside Date”) this Agreement shall automatically terminate, other than those terms that, pursuant to the express terms hereof, survive termination hereof. Eldorado and Buyer each hereby covenant and agree to use commercially reasonable efforts to cause the conditions to Closing set forth in this Agreement to be satisfied, and to proceed to Closing hereunder, in an expeditious manner.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

SECTION 7.1.    Buyer’s Representations. Buyer represents and warrants to Eldorado as of the Effective Date and as of the Closing Date, as follows:

(a)    Buyer’s Authorization; Non-Contravention. Buyer and each of its Affiliates that is executing any Closing Document, as applicable, (i) is duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and, to the extent required by applicable Laws, the State in which the Property is located, and (ii) is authorized to execute this Agreement and consummate the Transaction and fulfill all of its obligations hereunder and under all Closing Documents to be executed by Buyer and its Affiliates, as applicable, and such instruments, obligations and actions are valid and legally binding upon Buyer and its Affiliates, as applicable, enforceable in accordance with their respective terms. Except as set forth in Section 7.3(d), the execution and delivery of this Agreement and all Closing Documents to be executed by Buyer and its Affiliates, as applicable, and the performance of the obligations of Buyer and its Affiliates, as applicable, hereunder or thereunder will not (w) result in the violation of any Laws, or any provision of Buyer’s or its Affiliates’, as applicable, organizational documents, (x) conflict with any order of any court or governmental instrumentality binding upon Buyer, (y) conflict or be inconsistent with, or result in any default under, any contract, agreement or commitment to which Buyer or its Affiliates, as applicable, is bound, except to the extent that such conflict, inconsistency or default, as the case may be, would not reasonably be expected to have a Material Adverse Effect, or (z) subject to Section 7.3(d) hereof and VICI obtaining and consummating either (i) the Lender Consent (as defined in the Master Transaction Agreement) or the CPLV Loan Payoff (as defined in the Master Transaction Agreement), require the approval, consent or action of, waiver or filing with, or notice to, any third party, including but not limited to, any governmental bodies, agencies or instrumentalities, except as have been obtained or will be obtained on or prior to the Closing Date.

(b)    Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar Laws.

(c)    OFAC; Patriot Act. Buyer hereby represents and warrants to Eldorado that neither Buyer, nor to its knowledge, any persons or entities holding any Controlling legal or beneficial interest whatsoever in it (expressly excluding any direct or indirect shareholders of VICI Properties Inc.), are, (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons” (collectively, “Prohibited Persons”). Buyer hereby represents and warrants to Eldorado that no funds tendered to Eldorado under the terms of this Agreement are or will be directly or indirectly derived from activities (expressly excluding any activities of any direct or indirect shareholders of VICI Properties Inc.) that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws. Buyer will not knowingly engage in any transactions or dealings, or knowingly be otherwise associated with, any Prohibited Persons in connection with the Property.

SECTION 7.2.    Eldorado’s Representations. Eldorado represents and warrants to Buyer, as of the Effective Date and as of the Closing Date (provided that the representations and warranties made with respect to Seller and its Affiliates shall be made only as of the Closing Date after consummation of the Closing (as defined in the Merger Agreement)) as set forth below, as follows:

(a)    Eldorado’s Authorization; Non-Contravention. Eldorado, Seller and each of their respective Affiliates that is executing any Closing Document, as applicable, (i) is duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and, to the extent required by applicable Laws, the State in which the Property is located, and (ii) is authorized to execute this Agreement and, upon consummation of the Merger, consummate the Transaction, and fulfill all of its obligations hereunder and under all Closing Documents to be executed by Eldorado, Seller and each of their respective Affiliates, as applicable, and such instruments, obligations and actions are valid and legally binding upon Eldorado, Seller and each of their respective Affiliates, as applicable, enforceable in accordance with their respective terms. Except as set forth in Section 7.3(d), the execution and delivery of this Agreement and all Closing Documents to be executed by Eldorado, Seller and each of their respective Affiliates, as applicable, and the performance of the obligations of Eldorado, Seller and each of their respective Affiliates, as applicable, hereunder or thereunder will not (including, after giving effect to the consummation of the Merger) (w) result in the violation of any Laws, or any provision of Eldorado’s, Seller’s or their respective Affiliates’, as applicable, organizational documents, (x) conflict with any order of any court or governmental instrumentality binding upon Eldorado or Seller or their respective Affiliates, (y) subject to Section 7.3(d) hereof, conflict or be inconsistent with, or result in any default under, any contract, agreement or commitment to which Eldorado, Seller and each of their respective Affiliates, as applicable, is bound, except to the extent that such conflict, inconsistency or default, as the case may be, would not reasonably be expected to have a Material Adverse Effect, or (z) subject to Section 7.3(d) hereof and the matters disclosed on Schedule 7.2(a), require the approval, consent or action of, waiver or filing with, or notice to, any third party, including but not limited to, any governmental bodies, agencies or instrumentalities, except as have been obtained (in the case of any such approval or consent) or sent (in the case of any such notice), or will be obtained (in the case of any such approval or consent) or sent (in the case of any such notice) on or prior to the Closing Date.

(b)    New Property Owner’s Authorization; Non-Contravention. After the formation of the New Property Owner as part of the Initial Step, (i) New Property Owner shall be duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and, to the extent required by applicable Laws, the State in which the Property is located, and (ii) upon consummation of the Merger, New Property Owner shall be authorized to consummate the Transaction, and fulfill all of its obligations hereunder and under all Closing Documents to be executed by New Property Owner and such instruments, obligations and actions shall be valid and legally binding upon New Property Owner, enforceable in accordance with their respective terms. After the formation of the New Property Owner, the execution and delivery of all Closing Documents to be executed by New Property Owner and the performance of the obligations of New Property Owner thereunder shall not (including, after giving effect to the consummation of the Merger) (w) result in the violation of any Laws, or any provision of New Property Owner’s organizational documents, (x) conflict with any order of any court or governmental instrumentality binding upon New Property Owner, (y) conflict or be inconsistent with, or result in any default under, any contract, agreement or commitment to which New Property Owner is bound, except to the extent that such conflict, inconsistency or default, as the case may be, would not reasonably be expected to have a Material Adverse Effect, or (z) require the approval, consent or action of, waiver or filing with, or notice to, any third party, including but not limited to, any governmental bodies, agencies or instrumentalities, except as have been obtained or will be obtained on or prior to the Closing Date.

(c)    Bankruptcy. No petition has been filed by Eldorado or, to Eldorado’s Knowledge, Seller, nor has Eldorado or, to Eldorado’s Knowledge, Seller, received written notice of any petition filed against Eldorado or Seller under the Federal Bankruptcy Code or any similar Laws. As of the Closing Date, no petition has been filed by New Property Owner under the Federal Bankruptcy Code or any similar Laws.

(d)    OFAC; Patriot Act. Eldorado hereby represents and warrants to Buyer that neither Eldorado, nor, to Eldorado’s Knowledge, Seller, nor to the Knowledge of Eldorado, any persons or entities holding any Controlling legal or beneficial interest whatsoever in any of the foregoing (expressly excluding any direct or indirect shareholders of Eldorado or CEC), are Prohibited Persons. Eldorado hereby represents and warrants to Buyer that no funds tendered to Buyer under the terms of this Agreement are or will be directly or indirectly derived from activities (expressly excluding any activities of any direct or indirect shareholders of Eldorado or CEC) that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws. Eldorado will not knowingly engage in any transactions or dealings, or knowingly be otherwise associated with, any Prohibited Persons in connection with the Property.

(e)    Environmental Laws. Except as disclosed in the Environmental Reports, to Eldorado’s Knowledge, Seller has complied and Seller and the Property are now complying with all Environmental Laws (as defined in the Original Non-CPLV Lease), except to the extent the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(f)    Real Property. To Eldorado’s Knowledge, the Real Property comprises all of the real property used in the operation of the property commonly known as “Harrah’s Laughlin Hotel and Casino”.

(g)    Litigation. Except as set forth in Schedule 7.2(g) with respect to certain litigation against Seller, which litigation does not affect the Property or New Property Owner, to Eldorado’s Knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding that is pending or, to the Knowledge of Eldorado, threatened in writing, against Eldorado, Seller, New Property Owner, the Property or the Membership Interests that would reasonably be expected to cause a Material Adverse Effect.

(h)    Compliance with Laws. Subject to the provisions of Section 7.2(e) with respect to Environmental Laws, to Eldorado’s Knowledge, the Property, and Seller’s operations at the Property, are in compliance with all applicable Laws, except to the extent the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

(i)    Leases. To Eldorado’s Knowledge, (i) the Leases which demise space at the Property are listed on Schedule 7.2(i), which is true, accurate and complete in all material respects as of the date set forth thereon, and except as set forth thereon, such Leases have not been amended or modified, (ii) to the Knowledge of Eldorado, there is no material default under any such Lease except as set forth in Section 7.3(d), and (iii) there are no separate agreements between Seller and any party to any Lease with respect to the use or occupancy of the Property other than as specified on Schedule 7.2(i). Such Schedule shall be appropriately adjusted to reflect leasing matters in accordance with Section 7.3(e) hereof. To Eldorado’s Knowledge, Eldorado has furnished or made available to Buyer true, correct and complete copies of all Leases, in all material respects, all of which are, to Eldorado’s Knowledge, in full force and effect. The parties agree that any Leases added to Schedule 7.2(i) after the Effective Date in accordance with Section 7.3(e) shall be automatically deemed to be added to Schedule 4 of the Amended Non-CPLV Lease as a Specified Sublease (as defined in the Amended Non-CPLV Lease).

(j)    [Intentionally Deleted.]

(k)    Union Agreement; Employees. As of the Closing Date, (a) New Property Owner does not have any employees, (b) neither Seller nor any Affiliate thereof has any employees who will have any right to employment by or, to the Knowledge of Eldorado, claim against Buyer, (c) neither Seller nor any affiliate thereof is a party to or bound by any collective bargaining agreement or other agreement with any labor organization that gives rise to any claims against Buyer and (d) there are no outstanding claims against Seller under any collective bargaining agreement or other agreement with a labor organization to which Seller is a party which relates to the Property.

(l)    Taxes. To Eldorado’s Knowledge, Seller has timely filed with the appropriate taxing authorities all tax returns that it has been required to file with respect to New Property Owner or the Property. To Eldorado’s Knowledge, (i) all such tax returns are true, correct, and complete in all material respects, and (ii) all taxes (including any interest or penalties thereon) owed by Seller or New Property Owner with respect to the Property have been paid prior to delinquency.

(m)    Financial Information. To Eldorado’s Knowledge, the financial information attached as Exhibit D hereto (the “Financial Information”) (other than projections with respect to future periods included therein) (i) was derived from the books and records of Harrah’s Laughlin, LLC and has been prepared, or derived from information prepared on a basis consistent with prior periods, and (ii) fairly presents in all material respects the results of operations of Harrah’s Laughlin, LLC and the Property as of their respective dates and for the respective periods presented, subject to the absence of footnotes and normal year-end adjustments. The term “Financial Information” shall be deemed to include any quarterly or annual financial statements issued by Harrah’s Laughlin, LLC in the ordinary course of business between the date of this Agreement and Closing, and upon Buyer’s request, Eldorado shall, subject to Section 11.21 hereof, use commercially reasonable efforts to cause Harrah’s Laughlin, LLC to provide copies of any such financial statements to Buyer. To Eldorado’s Knowledge, since December 31, 2018, there has been no material adverse change in the condition of the Property or in the property, business, operations or financial condition of Harrah’s Laughlin, LLC. To Eldorado’s Knowledge, the projections contained in the Financial Information were prepared by Harrah’s Laughlin, LLC based on assumptions that are to the Knowledge of Eldorado reasonable and customary.

(n)    ERISA. Neither Eldorado nor, to Eldorado’s Knowledge, Seller nor New Property Owner is, and neither Eldorado, New Property Owner, nor, to Eldorado’s Knowledge, Seller, is acting on behalf of (i) an “employee benefit plan” as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the Code, or (iii) an entity deemed to hold “plan asset” of any of the foregoing within the meaning of 29 C.F.R. Section 2510.3 101, as modified by Section 3(42) of ERISA. None of the transactions contemplated by this Agreement are in violation of any state statutes applicable to Eldorado or, to Eldorado’s Knowledge, Seller or New Property Owner regulating investments of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.

(o)    Condemnation. To Eldorado’s Knowledge, (i) no condemnation or eminent domain proceeding in which Seller has received written notice is pending with respect to the Property, and (ii) to the Knowledge of Eldorado, no such proceeding is threatened, or contemplated, in writing.

(p)    Membership Interests. As of the Closing Date, (i) immediately prior to assignment thereof to Buyer, Seller is the lawful owner of the Membership Interests, free and clear of all Liens; (ii) the Membership Interests constitute all of the membership interests of New Property Owner; (iii) Seller is the sole member of New Property Owner; (iv) New Property Owner has no manager (other than New Property Owner); (v) the Membership Interests have been duly authorized and validly issued and have not been issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any other rights; (vi) Seller will transfer good, valid and marketable title to the Membership Interests to Buyer, free and clear of all Liens; and (vii) Eldorado has furnished to Buyer true, correct and complete copies of the certificate of formation and operating agreement of New Property Owner.

(q)    New Property Owner. As of the Closing Date, (i) New Property Owner was created solely for the purpose of, and has not engaged in any activity or business other than, owning the Property; (ii) the only asset of New Property Owner is the Property (and, for the avoidance of doubt, New Property Owner has no direct or indirect subsidiaries and does not own any interests in any other entity); and (iii) New Property Owner has no liabilities (contingent or otherwise) other than its liabilities that arise solely as a result of New Property Owner’s ownership of the Property, in its capacity as owner thereof (such as real estate taxes).

SECTION 7.3.    General Provisions.

(a)    Survival of Eldorado’s Warranties and Buyer’s Warranties. Eldorado’s Warranties and Buyer’s Warranties (without giving effect to any qualifications as to “Eldorado’s Knowledge” (but giving effect to any qualifications as to the “Knowledge of Eldorado”) set forth in Eldorado’s Warranties) shall survive Closing and not be merged therein for a period of two hundred seventy (270) days (such period, the “Survival Period”); provided that (i) Eldorado’s NPO Warranties shall survive Closing without limitation of time, and (ii) the Survival Period will be extended for so long as any claim of breach of any such representation or warranty, notice of which was provided to Seller or Buyer, as applicable, within the period of two hundred seventy (270) days referenced above, shall be outstanding.

(b)    Post-Closing Breaches. Notwithstanding anything in Section 9.2 to the contrary, and subject to the provisions of Section 7.3(a) and Section 7.3(f), from and after the Closing, Eldorado’s aggregate liability to Buyer with respect to any and all breaches of Eldorado’s Warranties set forth in this Agreement (other than Eldorado’s NPO Warranties), shall not exceed five percent (5%) of the Purchase Price and Buyer hereby waives any damages, costs and expenses in respect of such breaches in excess of said amount.

(c)    Survival. The provisions of this Section 7.3 shall survive Closing (and not be merged therein) or any earlier termination of this Agreement.

(d)    Exceptions to Representations and Warranties. Notwithstanding anything to the contrary in this Agreement, (i) Eldorado and Buyer agree and acknowledge that certain Governmental Approvals may be required to consummate the Transactions, (ii) Eldorado and Buyer shall cooperate with each other in accordance with the provisions of Section 8.5 hereof and (iii) so long as a party complies with its obligations under Section 8.5, the failure to obtain such Governmental Approvals shall not be a default by such party under this Agreement or a breach of such party’s respective representations or warranties.

(e)    Update of Representations and Warranties. Prior to the Closing, Eldorado shall have the right to amend and otherwise modify the representations and warranties made by Eldorado by written notice thereof to Buyer to reflect any change in facts or circumstances first occurring after the Effective Date not resulting from a breach or default by Eldorado or its Affiliates under this Agreement. Nothing contained herein shall be deemed to affect Buyer’s rights under Section 8.1(c) hereof.

(f)    Pre-Closing Breaches. If prior to Closing, (i) it is discovered that Eldorado is in breach of Eldorado’s representations or warranties set forth in this Agreement (after giving effect to any amendment or modification of such representations or warranties which may be made by Eldorado pursuant to Section 7.3(e), if applicable, but without giving effect to any qualifications as to “Eldorado’s Knowledge” (but giving effect to any qualifications as to the “Knowledge of Eldorado”) set forth in Eldorado’s Warranties), or (ii) without giving effect to any qualifications as to “Eldorado’s Knowledge” (but giving effect to any qualifications as to the “Knowledge of Eldorado”) set forth in Eldorado’s Warranties, any amendment or modification of the representations or warranties made by Eldorado pursuant to Section 7.3(e) would, individually or in the aggregate, result in a Material Adverse Effect, then, in each case, Buyer’s sole remedy with respect thereto shall be to either (x) continue with the Closing, without any reduction of the Purchase Price or any credit or allowance on account thereof or any other claim against Eldorado on account thereof, in which case Eldorado shall not be liable to Buyer (and Buyer shall have no rights or remedies) with respect to the matter, condition or circumstance which was the basis of the applicable breach of, or amendment or modification to, such representation or warranty, notwithstanding anything in this Agreement to the contrary, or (y) terminate this Agreement (such termination right to be exercised, if at all, by written notice of such termination delivered by Buyer to Eldorado within ten (10) Business Days after (1) Buyer becoming aware of the applicable breach of the representation or warranty of Eldorado, or (2) Eldorado’s written notice to Buyer of such amendment or modification to the representations and warranties in accordance with the terms of Section 7.3(e), as applicable), whereupon following any such termination, neither party shall have any further rights or obligations hereunder except for obligations which expressly survive termination of this Agreement (and for the avoidance of doubt, Buyer shall have no right to receive the Buyer Liquidated Damages Amount).

ARTICLE 8

COVENANTS

SECTION 8.1.    Ordinary Course Operations.

(a)    Except as expressly contemplated or required by this Agreement, as may be required by applicable law or as set forth in Schedule 8.1(a), or to the extent Buyer otherwise consents in writing, from the Effective Date until the Closing or the date on which this Agreement is terminated (the “Termination Date”), Eldorado shall, subject to Section 11.21 hereof, use commercially reasonable efforts to cause Seller to (i) conduct its business and operate the Property in the ordinary course of business consistent with past practice and in compliance with law, except to the extent that Non-CPLV Lease Tenant would be permitted to not do the same under the Amended Non-CPLV Lease as if the Non-CPLV Lease Amendment were in effect, (ii) cause the existing certificate of occupancy for the Real Property to remain in effect through Closing, (iii) use commercially reasonable efforts to preserve intact its business organization and maintain its existing relations with customers, suppliers, landlords, tenants, creditors, licensors, licensees, business partners, officers, key employees, consultants, insurers and others having business dealings with it, in each case, in all material respects, except to the extent that Non-CPLV Lease Tenant would be permitted to not do the same under the Amended Non-CPLV Lease as if the Non-CPLV Lease Amendment were in effect; provided, however, that no action relating to the subject matter of any of the clauses of Section 8.1(b) that is permitted to be taken by Seller without the consent of Buyer, shall be deemed a breach of this Section 8.1(a).

(b)    Eldorado agrees that from the Effective Date until the Termination Date, except as expressly contemplated or required by this Agreement, as may be required by applicable Law or as set forth in Schedule 8.1(b), without the prior written consent of Buyer, it will, subject to Section 11.21 hereof, use commercially reasonable efforts to cause Seller not to:

(i)    sell, transfer, dispose of, grant or otherwise authorize the sale, transfer, lease, disposition or grant of any of the Property;

(ii)    (A) modify or rescind any material license, franchise, Permit or authorization of a Governmental Authority or (B) fail to make capital expenditures at the Property required under any Gaming Law or by any Gaming Authority, except, in the case of each of (A) and (B), to the extent that Seller, solely in its capacity as tenant under the Amended Non-CPLV Lease, would be permitted to do the same under the terms of the Amended Non-CPLV Lease if the Amended Non-CPLV Lease were in effect with respect to the Property;

(iii)    enter into any new Contract or Lease or extend, renew, replace or otherwise modify or terminate or cancel any Contract or Lease, except to the extent that Seller, solely in its capacity as tenant under the Amended Non-CPLV Lease, would be permitted to do the same under the terms of the Amended Non-CPLV Lease if the Amended Non-CPLV Lease were in effect with respect to the Property. For purposes of clarification, notwithstanding anything to the contrary contained in this Agreement, in no event shall Eldorado be required to terminate at Closing any unrecorded Contracts that it or the Seller or any of their respective Affiliates enters into in accordance with the exception set forth in this clause (iii); or

(iv)    demolish or alter, improve or otherwise physically change the Buildings, in whole or in part, or construct any additional buildings, structures or other improvements on the Land except to the extent that Seller, solely in its capacity as tenant under the Amended Non-CPLV Lease, would be permitted to do the same under the terms of the Amended Non-CPLV Lease if the Amended Non-CPLV Lease were in effect with respect to the Property.

(c)    Notwithstanding the foregoing, in the event that prior to the Merger Closing, despite Eldorado’s use of commercially reasonable efforts to cause Seller to conduct its business, operate the Property and act in accordance with the provisions of Section 8.1(a) and/or Section 8.1(b) hereof, Seller fails to conduct its business, operate the Property and/or otherwise act in accordance with the provisions of Section 8.1(a) and/or Section 8.1(b) hereof, Buyer shall have the right, in its sole discretion, to terminate this Agreement by written notice to Eldorado and thereafter the parties shall have no further rights or obligations hereunder except for other obligations which expressly survive the termination of this Agreement, which right shall be Buyer’s sole remedy for such failure of Seller to conduct its business, operate the Property and/or otherwise act in accordance with the provisions of Section 8.1(a) and/or Section 8.1(b) hereof (other than as provided in Section 2.4 of the Master Transaction Agreement).

SECTION 8.2.    Brokers. Eldorado and Buyer expressly represent that there has been no broker or any other party representing Eldorado or Buyer as broker with respect to the Transaction and with respect to this Agreement. Eldorado agrees to hold Buyer harmless and indemnify Buyer from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Buyer as a result of any claims by any party claiming to have represented Eldorado as broker in connection with the Transaction. Buyer agrees to hold Eldorado harmless and indemnify Eldorado from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Eldorado as a result of any claims by any party claiming to have represented Buyer as broker in connection with the Transaction. The provisions of this Section 8.2 shall survive Closing (and not be merged therein) or the earlier termination of this Agreement.

SECTION 8.3.    Transfer Taxes. Eldorado and Buyer each hereby covenant and agree that in the event any transfer, documentary, sales, use, stamp, registration and value added taxes and/or fees (including any penalties and interest) are incurred in connection with this Agreement, the other Closing Documents and/or the Closing (including any real property transfer tax and any other similar tax), all such taxes or fees shall be borne and paid fifty percent (50%) by Eldorado and fifty percent (50%) by Buyer. Eldorado and Buyer will cooperate to timely file all necessary tax returns or other documents with respect to such taxes or fees. The provisions of this Section 8.3 shall survive Closing (and not be merged therein).

SECTION 8.4.    Public Announcements. The provisions regarding public announcements set forth in Section 4.3 of the Master Transaction Agreement are incorporated herein by reference, mutatis mutandis.

SECTION 8.5.    Governmental Approvals. The provisions regarding governmental approvals set forth in Section 4.4 of the Master Transaction Agreement are incorporated herein by reference, mutatis mutandis; provided, however, for purposes of the incorporation of such provisions herein, such provisions shall be limited solely to the Governmental Approvals applicable to this Agreement and the Transaction.

SECTION 8.6.    Confidentiality. The provisions regarding confidentiality set forth in Section 4.7 of the Master Transaction Agreement are incorporated herein by reference, mutatis mutandis.

SECTION 8.7.    Financing. The provisions regarding financing cooperation set forth in Section 4.5 of the Master Transaction Agreement are incorporated herein by reference, mutatis mutandis.

SECTION 8.8.    Useful Life Analysis. Eldorado and Buyer each hereby covenant and agree to reasonably cooperate (and Eldorado agrees to, subject to Section 11.21 hereof, use commercially reasonable efforts to cause Seller to cooperate) to obtain, promptly following the Effective Date, from Grant Thornton LLP or a similar third party consultant mutually agreeable to Eldorado and Buyer, a remaining useful life analysis with respect to the Property. The provisions of this Section 8.8 shall survive Closing (and not be merged therein) or the earlier termination of this Agreement.

ARTICLE 9

DEFAULTS

SECTION 9.1.    Eldorado’s Remedies for Buyer Defaults. Prior to entering into this transaction, Buyer and Eldorado have discussed the fact that substantial damages will be suffered by Eldorado if Buyer shall default in its obligation to purchase the Membership Interests under this Agreement as and when required hereunder; accordingly, the parties agree that a reasonable estimate of Eldorado’s damages in such event is the amount of Eighteen Million Five Hundred Thousand and No/100 Dollars ($18,500,000.00) (the “Eldorado Liquidated Damages Amount”); provided, however, that any damages or termination fee paid by Buyer or its Affiliates under the Master Transaction Agreement shall reduce the Eldorado Liquidated Damages Amount hereunder on a dollar for dollar basis. If Buyer defaults in its obligation to consummate the Closing as and when required under this Agreement, then Eldorado shall have the right to elect, as its sole and exclusive remedy, to (x) terminate this Agreement by written notice to Buyer, whereupon, Buyer shall pay the Eldorado Liquidated Damages Amount to Eldorado, and thereafter, the parties shall have no further rights or obligations hereunder except for other obligations which expressly survive the termination of this Agreement, (y) seek specific performance of this Agreement against Buyer and, as applicable, the Buyer Parties, so long as such action for specific performance is commenced within ninety (90) days of Eldorado obtaining knowledge of any such default by Buyer or (z) waive the default or breach and proceed to close the Transaction. The Eldorado Liquidated Damages Amount remedy shall not apply or be available with respect to breaches of any representations or warranties, or any termination of this Agreement as a result thereof.

SECTION 9.2.    Buyer’s Remedies for Eldorado Defaults. Prior to entering into this transaction, Buyer and Eldorado have discussed the fact that substantial damages will be suffered by Buyer if Eldorado shall default in its obligation to cause the Property to be conveyed to New Property Owner and to cause the Membership Interests to be sold under this Agreement as and when required hereunder; accordingly, the parties agree that a reasonable estimate of Buyer’s damages in such event is the amount of Eighteen Million Five Hundred Thousand and No/100 Dollars ($18,500,000.00) (the “Buyer Liquidated Damages Amount”); provided, however, that any damages or termination fee paid by Eldorado or its Affiliates under the Master Transaction Agreement shall reduce the Buyer Liquidated Damages Amount hereunder on a dollar for dollar basis. If Eldorado defaults in its obligation to consummate the Closing as and when required under this Agreement, then Buyer shall have the right to elect, as its sole and exclusive remedy, to (x) terminate this Agreement by written notice to Eldorado, whereupon, Eldorado shall pay the Buyer Liquidated Damages Amount to Buyer, and thereafter, the parties shall have no further rights or obligations hereunder except for other obligations which expressly survive the termination of this Agreement, (y) seek specific performance of this Agreement against Eldorado, Seller and their respective Affiliates, so long as such action for specific performance is commenced within ninety (90) days of Buyer obtaining knowledge of any such default by Eldorado or (z) waive the default or breach and proceed to close the Transaction. The Buyer Liquidated Damages Amount remedy shall not apply or be available with respect to breaches of any representations or warranties, or any termination of this Agreement as a result thereof.

ARTICLE 10

CASUALTY/CONDEMNATION

SECTION 10.1.    Right to Terminate. If, after the Effective Date, (a) any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending taking), or (b) any portion of the Property is damaged or destroyed, Eldorado shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof. If the Property is the subject of a Major Casualty/Condemnation that occurs after the Effective Date, Buyer shall have the right to terminate this Agreement by giving written notice to Eldorado no later than the date (the “Casualty Notice Date”) that is five (5) Business Days after Eldorado notifies Buyer of such Major Casualty/Condemnation. The failure by Buyer to terminate this Agreement by the Casualty Notice Date shall be deemed an election not to terminate this Agreement. If this Agreement is terminated pursuant to this Section 10.1, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement. For the purposes of this Agreement, “Major Casualty/Condemnation” shall mean (i) any casualty, condemnation proceedings, or eminent domain proceedings if the portion of the Property that is the subject of such casualty or such condemnation or eminent domain proceedings has a value in excess of Eighteen Million and No/Dollars ($18,000,000.00), as reasonably determined by a third party contractor or architect selected by Eldorado and reasonably acceptable to Buyer, or (ii) any uninsured casualty which Eldorado does not agree (as set forth as a written modification of the Amended Non-CPLV Lease reasonably acceptable to Eldorado and Buyer executed and delivered on the Closing Date and guaranteed pursuant to the Non-CPLV Lease Guaranty (as defined in the Master Transaction Agreement)), in its sole and absolute discretion, to repair or restore in a manner acceptable to Buyer.

SECTION 10.2.    Allocation of Proceeds and Awards. If, after the Effective Date, any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending taking), or any portion of the Property is damaged or destroyed and this Agreement is not terminated as permitted pursuant to the terms of Section 10.1, then this Agreement shall remain in full force and effect, and the parties hereto shall consummate the Closing upon the terms set forth herein. Any awards or proceeds received from the condemning authority or Eldorado’s or Seller’s insurance company, as the case may be (the “Casualty/Condemnation Proceeds”) shall be paid in accordance with the terms of the Amended Non-CPLV Lease as if the Amended Non-CPLV Lease were in effect as of the date that such Casualty/Condemnation Proceeds are made available, and any claims in respect to any such awards or proceeds and the related insurance policies shall be assigned to Non-CPLV Lease Tenant in accordance with the terms of the Amended Non-CPLV Lease as if the Amended Non-CPLV Lease were in effect as of the date that such Casualty/Condemnation Proceeds are made available, and in all events the Purchase Price shall not be adjusted as a result of any such casualty or condemnation; provided, that nothing in this paragraph is intended to vitiate Buyer’s right to terminate this Agreement in accordance with the terms of Section 10.1 in connection with a Major Casualty/Condemnation. Notwithstanding anything to the contrary contained herein, in the event a Major Casualty/Condemnation shall have occurred prior to the Closing and the parties elect to close in accordance with the terms of this Agreement, then the parties will have their respective rights and obligations with respect to such Major Casualty/Condemnation (and any Casualty/Condemnation Proceeds) that they would have under the terms of the Amended Non-CPLV Lease as if the Amended Non-CPLV Lease were in effect as of the date that such Major Casualty/Condemnation occurred.

SECTION 10.3.    Insurance. Eldorado shall use commercially reasonable efforts to cause Seller to maintain the property insurance coverage currently in effect for the Property, or comparable coverage, through the Closing Date; provided, however, that in the event that prior to the Merger Closing, despite Eldorado’s use of commercially reasonable efforts to cause Seller to maintain such property insurance coverage, (i) Seller fails to maintain such property insurance coverage and (ii) a non-de minimis loss occurs that would have been covered by such insurance if Seller had maintained such insurance, then Buyer shall have the right, in its sole discretion, to terminate this Agreement by written notice to Eldorado and thereafter the parties shall have no further rights or obligations hereunder except for other obligations which expressly survive the termination of this Agreement.

SECTION 10.4.    Waiver. The provisions of this Article 10 supersede the provisions of any applicable Laws with respect to the subject matter of this Article 10.

ARTICLE 11

MISCELLANEOUS

SECTION 11.1.    Buyer’s Assignment. Other than in connection with an assignment pursuant to Section 11.16 hereof, Buyer shall not assign this Agreement or its rights hereunder (other than to an entity that is directly or indirectly wholly-owned and controlled by VICI) without the prior written consent of Eldorado, which consent Eldorado may grant or withhold in its sole and absolute discretion. Notwithstanding the foregoing, Buyer may designate an entity that is directly or indirectly wholly-owned and controlled by VICI to be the named transferee on all Closing Documents.

SECTION 11.2.    Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive the Closing and any document executed in connection herewith, none of the terms of this Agreement shall survive the Closing.

SECTION 11.3.    Integration; Waiver. This Agreement embodies and constitutes the entire understanding between the parties with respect to the Transaction and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

SECTION 11.4.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Nevada, without regard to the principles of conflicts of laws.

SECTION 11.5.    Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way limit the scope or intent of this Agreement or of any of the provisions hereof. All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

SECTION 11.6.    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

SECTION 11.7.    Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by Law.

SECTION 11.8.    Notices. The provisions regarding notice set forth in Section 7.7 of the Master Transaction Agreement are incorporated herein by reference.

SECTION 11.9.    Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement. Signatures to this Agreement transmitted by electronic means shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement.

SECTION 11.10.    No Recordation. Eldorado and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded. For the avoidance of doubt, Buyer may file a notice of pendency or similar instrument against the Property in connection with an action for specific performance hereunder.

SECTION 11.11.    Additional Agreements; Further Assurances. Each of the parties hereto shall reasonably cooperate with one another and execute and deliver such documents as the other party or the Title Company shall reasonably request in order to consummate and make effective the Transaction, so long as the execution and delivery of such documents shall not result in any additional Liability or cost to the executing party. The provisions of this Section 11.11 shall survive Closing and not be merged therein.

SECTION 11.12.    Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, any modification hereof or any of the Closing Documents.

SECTION 11.13.    Prevailing Party. If any action or proceeding is brought to interpret or enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the other party, in addition to all other damages, if any, all costs and expenses of such action or proceeding, including but not limited to reasonable, actual attorneys’ fees, witness fees’ and court costs as determined by a court of competent jurisdiction in a final, non-appealable decision. The phrase “prevailing party” as used in this Section shall include a party who receives substantially the relief desired whether by dismissal, summary judgment or otherwise. This paragraph shall survive the Closing or termination of this Agreement.

SECTION 11.14.    JURISDICTION. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND ELDORADO HEREUNDER (“PROCEEDINGS”) EACH PARTY IRREVOCABLY (a) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE NEVADA STATE DISTRICT COURT OF THE COUNTY OF CLARK, STATE OF NEVADA AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEVADA SITTING IN LAS VEGAS, NEVADA AND (b) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDINGS BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT SUCH PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. THE PROVISIONS OF THIS SECTION 11.14 SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

SECTION 11.15.    WAIVER OF JURY TRIAL. The provisions regarding waiver of jury trial set forth in Section 7.15 of the Master Transaction Agreement are incorporated herein by reference.

SECTION 11.16.    Tax Free Exchange. Eldorado and Buyer each hereby reserve the right to include this transaction as part of one (1) or more tax deferred exchange transactions pursuant to Code Section 1031 and comparable provisions of applicable state law, at no out-of-pocket cost, expense, risk or liability to the other party hereto. Eldorado and Buyer agree to cooperate with the other party hereto, and to execute any and all documents (including without limitation Code Section 1031 exchange documents) reasonably necessary in connection therewith; provided, however, that the closing of the transaction for the conveyance of the Property shall not be contingent upon, and shall not be subject to, the completion of such exchange, nor shall such affect the Closing Date hereunder. Buyer and Eldorado shall be obligated to close title to the Property on or before the Closing Date whether or not Buyer or Eldorado, as applicable, shall have consummated an intended Code Section 1031 tax deferred exchange transaction.

SECTION 11.17.    Termination of Merger Agreement or Master Transaction Agreement. If, at any time on or prior to the Closing, the Merger Agreement or the Master Transaction Agreement terminates, this Agreement shall automatically terminate; provided that such termination shall not relieve either party hereto for liability hereunder that pursuant to the express terms hereof or the Master Transaction Agreement survives termination hereof.

SECTION 11.18.    Limitation of Liability. Except as otherwise expressly set forth in this Agreement, in no event shall either party be entitled to recover from the other any actual, consequential, punitive, or special damages in connection with this Agreement. The foregoing shall not prejudice the right of the parties to obtain actual damages to the extent provided in Sections 7.3 and 8.2 (and subject to the limitations set forth in each such section) in connection with the representations, warranties or indemnities that expressly survive the termination of this Agreement or the Closing.

SECTION 11.19.    Termination of Call Right Agreement. Upon (a) the consummation of the Closing pursuant to the terms of this Agreement, (b) the Buyer obtaining title to the Membership Interests pursuant to its exercise of Buyer’s rights to specific performance in accordance with the terms of this Agreement, or (c) the Buyer receiving the Buyer Liquidated Damages Amount in accordance with the terms of this Agreement (unless specific performance was not available as a remedy to Buyer because Eldorado willfully caused Seller to convey the Property to a non-affiliate third party (other than New Property Owner) in breach of Eldorado’s obligations under this Agreement), the Call Right Agreement shall automatically terminate and be of no further force or effect. Eldorado and Buyer shall execute and deliver any document reasonably requested by the other party to evidence such termination. This Section 11.19 shall survive the termination of this Agreement or the Closing.

SECTION 11.20.    REIT Protection. The provisions regarding REIT protections set forth in Section 7.12 of the Master Transaction Agreement are incorporated herein by reference.

SECTION 11.21.    Obligations of Eldorado Following the Merger Closing. With respect to the first and third sentence of Section 4.1(a), the first sentence of Section 4.1(b), the second sentence of Section 7.2(m), the first sentence of Section 8.1(a) (other than in clause (iii) thereof), the first sentence of Section 8.1(b) and the first sentence of Section 8.8 (collectively, the “CRE Clauses”), in the event that the Merger Closing occurs prior to the Closing hereunder, from and after the Merger Closing Date, the phrase “use commercially reasonable efforts to” shall be deemed to be deleted from the CRE Clauses.

SECTION 11.22.    No Recourse to Financing Sources. Notwithstanding anything to the contrary contained herein or otherwise, no Financing Source (as defined in the Master Transaction Agreement) of any Non-Party (as defined in the Master Transaction Agreement) shall have any liability for any obligations or liabilities of the parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transaction or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party hereto against the other parties hereto, in no event shall any party hereto or any of its controlled Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Party, in connection with this Agreement or the Debt Financing (as defined in the Master Transaction Agreement), whether at law or equity, in contract, in tort or otherwise (it being understood that nothing in this Section 11.22 shall limit the rights of Buyer against the Financing Sources under the Debt Financing Commitment (as defined in the Master Transaction Agreement)).

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IN WITNESS WHEREOF, each party hereto, intending to be legally bound, has caused this Agreement to be duly executed to be effective as of the day and year first above written.

ELDORADO:

ELDORADO RESORTS, INC., a Nevada corporation

By:	/s/ Bret Yunker
Name:	Bret Yunker
Title:	Chief Financial Officer

[Signature Page to Laughlin Purchase and Sale Agreement]

BUYER:

VICI PROPERTIES L.P., a Delaware limited partnership

By:	/s/ John W.R. Payne
Name:	John W.R. Payne
Title:	President

[Signature Page to Laughlin Purchase and Sale Agreement]

EXHIBITS AND SCHEDULES

Exhibit A	Legal Description of the Land
Exhibit B	Form of Lease Assignment and Assumption Agreement
Exhibit C	Permitted Exceptions
Exhibit D	Financial Information
Exhibit E	Form of Deed
Exhibit F	Form of Membership Interest Assignment and Assumption Agreement
Exhibit G	Form of Non-CPLV Memorandum of Lease
Exhibit H	Form of FIRPTA Affidavit
Exhibit I-1	Form of Owner’s Affidavit
Exhibit I-2	Form of Non-Imputation Affidavit
Exhibit J	Form of Lease Assignment and Acceptance Agreement
Exhibit K	Form of Certification Regarding Eldorado’s Warranties
Exhibit L	Form of Certification Regarding Buyer’s Warranties

Schedule 4.1(a)	Initial Diligence Materials
Schedule 7.2(a)	Required Consents/Approvals
Schedule 7.2(g)	Litigation
Schedule 7.2(i)	Leases
Schedule 8.1(a)	Ordinary Course Operations
Schedule 8.1(b)	Restricted Actions